ZS Fund L.P.
                         120 W. 45th Street, Suite 2600
                            New York, New York 10036
                                 (212) 398-6200
                               Fax (212) 398-1808




                                               As of January 5, 2001


Kaye Group, Inc.
122 East 42nd Street
New York, NY 10168

Gentlemen:

ZS Fund L.P. ("ZS") is pleased to submit this letter agreement (the "Agreement") confirming the terms under which ZS will and has served as a financial advisor to Kaye Group Inc., its subsidiaries and other affiliated entities thereof (collectively, "Kaye" or the "Company") in connection with a potential transaction described in the term sheet, dated December 23, 2000 and attached hereto as Exhibit A. (the "Transaction").

In this letter, we have outlined our approach, timing and fees in performing this work for the Company.

ZS Role

ZS either has or anticipates performing the following financial advisory services:

o        Formulation of transaction structure

o        Facilitation of due diligence

o        Negotiation of a definitive agreement

o        Working with outside advisors

In performing its work, ZS will rely upon the assumption that the information provided to it by Kaye or other relevant parties or from publicly available sources is complete and accurate in all material respects, and ZS will assume that all such information has been prepared on a reasonable basis. ZS acknowledges that Ned Sherwood, a principal of ZS, may have information available to him in his capacity as a director of Kaye and any such information will be attributable to ZS. Accordingly, ZS may not rely on information which, to Mr. Sherwood's knowledge or belief, is inaccurate.

ZS Fees

ZS's fees and reimbursement rights (collectively the "Transaction Fee") for serving as financial advisor to Kaye with regard to the Transaction will be as follows:

1) An advisory fee payable at the closing of the Transaction ("Advisory Fee") based on the aggregate consideration (the "Aggregate Consideration," as defined in Exhibit B), paid or payable to Kaye or its shareholders in connection with the Transaction. Such Advisory Fee shall be payable if, as and when the closing of the Transaction shall occur, and shall be equal to 0.8% of the first $25 million of Aggregate Consideration plus 0.4% of Aggregate Consideration in excess of $25 million. This Advisory Fee shall be payable only in the event that Fox-Pitt, Kelton Inc. ("Fox-Pitt") releases the Company of any fee due to it as a result of the Fox-Pitt engagement letter dated January 27, 2000, other than for work relating to the preparation of a fairness opinion which shall not exceed $250,000.

2) Reimbursement for reasonable out-of-pocket expenses and related charges associated with the Transaction and ZS's work on the Company's behalf, including, but not limited to, travel expenses, provided that any such expenses which individually exceed $5,000 shall be approved in advance by the Company. ZS shall also notify the Company when expenses aggregate $5,000 and equal increments thereof, at which times ZS shall request the Company's approval before incurring further expenses. The Company hereby acknowledges that (1) fees of Kirkland & Ellis incurred on behalf of the Company and (2) expenses relating to a business trip to Toronto have been previously approved. These amounts will be payable to ZS whether or not the Transaction is completed.

Engagement Period

The engagement period (the "Engagement Period") for ZS to serve as financial advisor began in November 2000 and shall continue until this Agreement is terminated. The engagement period may be terminated by either party hereto upon written notice to the other party, provided, however, that termination of ZS hereunder shall not affect the Company's obligation to (a) pay ZS the Advisory Fee if the Transaction is consummated within 12 months of the termination of this Agreement, and (b) reimburse the expenses accruing prior to such termination to the extent provided herein.

General Matters

Kaye acknowledges and agrees that (a) ZS has been retained as an independent contractor to act solely in the capacity described in this Agreement and (b) all opinions and advice (written and oral) given by ZS to the Board in connection with this engagement are intended solely for the benefit and use of the Board (including its attorneys and accountants) and, except when required by law or in connection with the Company's proxy statement relating to the Transaction, may not be disclosed to any third party or circulated or referred to publicly without ZS's prior written consent.

It is agreed that all information provided to ZS by the Company, unless publicly available, will be held by ZS in strict confidence and will not be disclosed to anyone other than ZS's agents and advisors without the Company's prior approval or used for any purpose other than those referred to in this Agreement. It is also agreed that ZS is not acting as a fiduciary or agent of the Board and that no duties associated with such a relationship are created by this engagement, except that nothing contained herein shall limit or otherwise affect the fiduciary obligations of Ned Sherwood as a director of the Company. The Company acknowledges and agrees that ZS has been retained to act as financial advisor to the Company and its engagement hereunder is not on behalf of, nor intended to create any relationship with or duty to, any other person. This Agreement shall be binding upon and inure to the benefit of the Company, ZS and their respective successors and assigns. This Agreement constitutes the sole agreement regarding the engagement of ZS by Kaye and may only be amended in writing. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state.

If the foregoing accurately reflects the basis of our understanding, please countersign and return one of the two signed copies.

Sincerely,

ZS FUND L.P.


By:
   ---------------------------------------
Name:
Title:


Accepted and agreed on this _____ day of _________________, 2001.

KAYE GROUP INC.



By:
    ---------------------------------------
Name:
Title:

                                                                       Exhibit A


                              [Term Sheet Attached]

                                                                       Exhibit B


                            Aggregate Consideration

For the purposes of the letter agreement between Kaye Group Inc. and ZS Fund L.P. dated January 5, 2000, the term Aggregate Consideration shall mean the total amount of cash and securities paid to the shareholders of the Company (in their capacities as such) in connection with the Transaction (including without limitation amounts paid to holders of any options issued by the Company). The value of securities that are freely tradable in an established public market will be determined on the basis of the last market closing price prior to the consummation of the Transaction unless such securities are valued at a different price for the purpose of the Transaction, in which case they will be valued at such price for the purpose of this Exhibit B. The value of securities that are not freely tradable or have no established public market shall be the fair market value thereof as determined in good faith by ZS Fund L. P. and the Company, unless such securities are valued at a particular price for the purpose of the Transaction, in which case they will be valued at such price for the purpose of this Exhibit B. Notwithstanding the provisions of the two preceding sentences, if any securities are given a value by the Fox-Pitt fairness opinion, such securities will be valued at such price for the purpose of this Exhibit B.

                                                                    CONFIDENTIAL



                            HIL'S Acquisition of KGI


                               Summary of Terms

                               December 23, 2000


Purchase Price              HIL would acquire (the "Transaction") all of the
                            capital stock of KGI for a purchase price equal to $14 per share.

Form of Consideration       Of the $14 per share amount 66.7% to 100% (or $9.34
                            to $14.00 per share) will be payable at closing in cash and 0.0% to 33.3% (or $0.00 to $4.66 per share) will come in the form of convertible notes
                            ("Notes"). The Notes will have an 8.50% interest rate and interest will be payable in cash (semi-annually). The conversion price will be C$17.00.
                            The Notes will mature 5 years from the date of closing. The Notes will be callable by HIL if HIL's stock trades above C$17.00 for [market provision] consecutive trading days. [The terms of this note will be dependent on tax and transferability issues, as discussed with Prem.
                            Right of first refusal in favor of HIL or FFH on sale of convertible notes to be discussed].

Sources of Cash Portion
of Purchase Price           1. Possible sale of OLHC to C&F [Discuss timing
                            issues with Prem regarding Rhode Island approval]
                            2. Purchase by FFH of convertible notes
                            ("FFH Notes") with same terms as other Notes except for a six year maturity. [To be discussed]
                            3. Possible purchase by strategic life insurance investors of FFH Notes or HIL common stock at a price no less than C$17.00

Treatment of Options        Each of KGI's options will receive consideration
                            equal to the difference between the exercise price and $14.00 per share as provided for in KGI's Stock
                            Option Plan.

Treatment of Restricted
Stock Holders of shares of restricted stock of KGI will receive $14.00 in cash per restricted share on the one-year anniversary of the closing of the transaction.

KGI Management Issues       1. Treatment of BG's approximately 325,000 KGI
                            shares [To be discussed Prem/GB].
                            2. Long term restricted stock grants to KGI's key management [To be discussed Prem/BG].

                                                                    CONFIDENTIAL


Voting Agreements           Shareholders owning at least 51% of KGI's shares
                            would provide a proxy (or similar arrangement) to vote in favor of the Transaction.

Break-Up Fee                If HIL terminates the transaction because KGI is
                            acquired by another entity, KGI would pay HIL a break-up fee equal to 3.0% of the offer value.
                            [Break-up fee provisions to be discussed by attorneys]

Due Dilligence
Completion Target Date      January 15

Definitive Agreement
First Draft Completion
Target Date                 January 5 [To be discussed]


                                             /s/ Robert Horne
                                             ___________________________________
                                             Ned Sherwood or
                                             Robert Horne


                                             /s/ Howard Kaye
                                             ___________________________________
                                             Howard Kaye


                                             /s/ V. P. Watsa
                                             ___________________________________
                                             V. Prem Watsa or
                                             Rick Salsberg